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                                                              Exhibit (d)(21)(i)

                                 AMENDMENT NO. 1
                                       TO
                          INVESTMENT ADVISORY AGREEMENT

     AMENDMENT NO. 1 to the Investment Advisory Agreement ("Amendment No. 1"), dated as of July 31, 2003, between The Equitable Life Assurance Society of the United States, a New York corporation ("Equitable") and Marsico Capital Management, LLC ("Adviser"), a limited liability company.

     Equitable and the Adviser agree to modify and amend the Investment Advisory Agreement ("Agreement"), dated as of May 30, 2003, as follows:

1. New Portfolio. Equitable hereby appoints the Adviser as the investment adviser to the portion of the portfolio known as the AXA Premier VIP Aggressive Equity Portfolio ("New Portfolio") that has been allocated to Adviser ("Allocated Portion") on the terms and conditions set forth in the Agreement.

2. Duration of Agreement. Section 12 of the Agreement is replaced in its entirety as follows:

     (a) The Agreement became effective with respect to the AXA Premier VIP International Equity Portfolio on May 30, 2003 and will become effective with respect to the Allocated Portion on the date of this Amendment.

     (b) The Agreement will continue in effect with respect to the AXA Premier VIP International Equity Portfolio until May 30, 2005 and may be continued thereafter pursuant to (d) below.

     (c) The Agreement will continue in effect with respect to the Allocated Portion until July 25, 2005 and may be continued thereafter pursuant to (d) below.

     (d) With respect to each Portfolio or Allocated Portion, this Agreement shall continue in effect annually after the date specified in subsection (b) or (c), as the case may be, only so long as such continuance is specifically approved at least annually either by the Board of Trustees or by a majority of the outstanding voting securities of the Portfolio, provided that in either event such continuance shall also be approved by the vote of a majority of the Trustees of the AXA Premier VIP Trust who are not "interested persons" (as defined in the Investment Company Act of 1940) (the "Independent Trustees") of any party to the Agreement cast in person at a meeting called for the purpose of voting on such approval. The required shareholder approval of the Agreement or of any continuance of the Agreement shall be effective with respect to a Portfolio or Allocated Portion if a majority of the outstanding voting securities of the series (as defined in Rule 18f-2(h) under the Investment Company Act) of shares of such Portfolio votes to approve the Agreement or its continuance, notwithstanding that the Agreement or its continuance may not have been approved by a majority of the outstanding voting securities of (a) any other portfolio affected by the Agreement or (b) all the portfolios of the Trust.

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3.   Appendix A. Appendix A to the Agreement, setting forth the Portfolios or
Allocated Portions of the Trust for which the Adviser is appointed as the investment adviser and the fees payable to the Adviser with respect to each Portfolio or Allocated Portion, is hereby replaced in its entirety by Appendix A attached hereto.

4. Ratification. Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

     IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 1 as of the date first above set forth.

MARSICO CAPITAL MANAGEMENT, LLC           THE EQUITABLE LIFE ASSURANCE SOCIETY
                                          OF THE UNITED STATES


By:  /s/ Christopher J. Marsico           By:  /s/ Peter D. Noris
   ----------------------------------        -----------------------------------
    Name: Christopher J. Marsico              Name: Peter D. Noris
    Title: President                          Title: Executive Vice President

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                                   APPENDIX A
                                   ----------

                                 AMENDMENT NO. 1

                      TO THE INVESTMENT ADVISORY AGREEMENT
                      WITH MARSICO CAPITAL MANAGEMENT, LLC

Portfolios                               Annual Advisory Fee**
--------------------------------------   ---------------------------------------

AXA Premier VIP International Equity     0.50% of the Marsico Allocated
Portfolio*                               Portion's average daily net assets

AXA Premier VIP Aggressive Equity        0.27% of the Marsico Allocated
Portfolio*                               Portion's average daily net assets

* Fee to be paid with respect to this Portfolio shall be based only on the portion of the Portfolio's average daily net assets advised by the Adviser, which may be referred to as the "Marsico Allocated Portion."

** The daily advisory fee for the Portfolios is calculated by multiplying the aggregate net assets of the Portfolios at the close of the immediately preceding business day by the annual Advisory Fee Rate calculated as set forth above and then dividing the result by the number of days in the year. The daily fee applicable to each Allocated Portion is the portion of the daily advisory fee for the Portfolio equal to the Allocated Portion's net assets relative to the aggregate net assets of the Portfolio, including the Allocated Portion, used in the fee calculation.